EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Nicole Donegan
Director, Marketing and Communications
ndonegan@severnbank.com
(410) 260-2045

Severn Bancorp To Place $30 Million of New Securities; Securities To Include Participation in the U.S. Treasury’s Capital Purchase Program

ANNAPOLIS, MD (November 18, 2008) — Severn Bancorp, Inc, parent company of Severn Savings Bank FSB (“Severn”), announced today that it has successfully completed its private placement offering (“PPO”) of preferred stock and subordinated notes.  Severn has also been approved to participate in the U.S. Treasury Capital Purchase Program (“CPP”).    Effective as of November 15, 2008, Severn accepted subscriptions under its PPO in the amount of $7.0 million in gross capital proceeds and will issue 437,500 shares of Preferred Stock and $3,500,000 aggregate principal amount of Subordinated Notes. On November 14, 2008, Severn received notice from the U.S. Treasury that its application for the CPP had been approved in the amount of approximately $23.5 million.  Closing on the CPP is expected to occur on November 21, 2008. The combined total of new capital to Severn will be approximately $30.5 million before adjustment for related expenses.

Chairman of the Board and CEO of Severn, Alan Hyatt, said, “We are very pleased to successfully close our PPO and be selected by the U.S. Treasury, upon the recommendation of Severn’s primary regulator, the Office of Thrift Supervision, Atlanta District Office, to be granted the opportunity to participate in the  CPP.  This will increase our regulatory capital from approximately $100 million to $130 million.  While we are already a well capitalized institution, this infusion of low-cost capital under the CPP will further strengthen our ability to continue our long-standing tradition of lending in our community”.

SEVERN BANCORP TO PLACE NEW SECURITIES, PAGE 2

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.
Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, statements about the expected closing on the securities offerings.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

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